      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 23, 1999

                                                       REGISTRATION NO. 333-

================================================================================
--------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     _______

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                     _______

                        CORN PRODUCTS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)


                  DELAWARE                              22-3514823
      (State or other jurisdiction of                (I.R.S. Employer
       incorporation or organization)             Identification Number)

                                  P.O. BOX 345
                             6500 SOUTH ARCHER ROAD
                        BEDFORD PARK, ILLINOIS 60501-1933
                                  708-563-2400

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)



                Marcia E. Doane                         with a copy to:
        Vice President, General Counsel                  John M. O'Hare
            and Corporate Secretary                     Sidley & Austin
       Corn Products International, Inc.            One First National Plaza
                 P.O. Box 345                       Chicago, Illinois 60603
            6500 South Archer Road                       (312) 853-7000
       Bedford Park, Illinois 60501-1933
                (708) 563-2400

         (Names, addresses, including zip codes, and telephone numbers, including area code, of agents for service)

                                     _______

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                    _______

                         CALCULATION OF REGISTRATION FEE
===========================================================================================================
                                                                           PROPOSED
                                                   PROPOSED MAXIMUM        MAXIMUM
  TITLE OF EACH CLASS OF          AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
SECURITIES TO BE REGISTERED    BE REGISTERED(1)     PER UNIT(1)(2)    OFFERING PRICE(2)   REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------
      Debt Securities            $600,000,000            100%            $600,000,000         $166,800
===========================================================================================================


(1) In United States dollars or an equivalent amount in foreign denominated currencies or composite currencies; or, if any debt securities are issued at an original issue discount, such greater amount as shall result in an aggregate offering price to the public which shall not exceed $600,000,000 or an equivalent amount in foreign denominated currencies or composite currencies.

(2)   Estimated solely for the purpose of calculating the registration fee.

                                   ---------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE OF THESE SECURITIES IS NOT PERMITTED.



                    SUBJECT TO COMPLETION DATED JULY 22, 1999

PROSPECTUS
                                 $600,000,000                             [LOGO]

                        CORN PRODUCTS INTERNATIONAL, INC.

                                 DEBT SECURITIES

                                     _______

         Corn Products International, Inc. intends to offer, at one or more times, debt securities with a total offering price not exceeding $600,000,000. We will describe the specific terms of these securities in supplements to this prospectus. You should read the prospectus and the supplements carefully before you invest.

         We may sell debt securities directly to purchasers or through agents designated from time to time or through underwriters or a group of underwriters which may be managed by one or more underwriters. If any agents, dealers or underwriters are involved in the sale of these debt securities, the names of the agents, dealers or underwriters and any commission or discount will be set forth in the prospectus supplement.

         Our principal executive offices are located at 6500 South Archer Road, Bedford Park, Illinois 60501-1933. Our telephone number is (708) 563-2400.

                                     _______

THIS PROSPECTUS MAY BE USED TO OFFER AND SELL DEBT SECURITIES ONLY IF ACCOMPANIED BY A PROSPECTUS SUPPLEMENT FOR THOSE DEBT SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE DEBT SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                     _______

                The date of this Prospectus is __________, 1999.

                                TABLE OF CONTENTS

                                                                      Page
         About this Prospectus...........................................2
         Where You Can Find More Information.............................2
         Corn Products International, Inc................................3
         Use of Proceeds.................................................4
         Ratio of Earnings to Fixed Charges..............................4
         Description of Debt Securities..................................4
         Plan of Distribution...........................................14
         Legal Matters..................................................15
         Experts........................................................15


                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may, from time to time, sell the debt securities described in this prospectus in one or more offerings with a total offering price not exceeding $600,000,000. This prospectus provides you with a general description of the debt securities. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus. Please carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operations of the public reference room. Our SEC filings are also available to the public over the Internet on the SEC's web site at http://www.sec.gov. In addition, you may inspect SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You may find additional information about us at our web site at http://www.cornproducts.com.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents we filed with the SEC (file number 1-13397) and any future filings that we make with the SEC under Sections 13(a), 13(c),

14, or 15(d) of the Securities Exchange Act of 1934 until we or any underwriters sell all of the debt securities:

         - Our Annual Report on Form 10-K for our fiscal year ended December 31, 1998;

         - Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999; and

         - Our Current Report on Form 8-K filed on February 2, 1999 and our Current Report on Form 8-K/A filed on February 16, 1999 amending our Current Report on Form 8-K filed December 16, 1998.

         You may request a copy of these filings at no cost, by writing or calling us at the following address:

                  Corn Products International, Inc.
                  P.O. Box 345
                  6500 South Archer Road
                  Bedford Park, Illinois 60501-1933
                  Attention:  Corporate Communications
                  Telephone: (708)563-6582.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THE DEBT SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THE FRONT OF THOSE DOCUMENTS.


                        CORN PRODUCTS INTERNATIONAL, INC.

         Corn Products, together with its subsidiaries, produces a large variety of food ingredients and industrial products derived from the wet milling of corn and other starch-based materials (such as tapioca and yucca). We are one of the largest corn refiners in the world and the leading corn refiner in Latin America. In addition, we are the world's leading producer of dextrose and have strong regional leadership in corn starch. Our consolidated operations are located in 14 countries with 26 plants and, in 1998, we had consolidated net sales of approximately $1.45 billion. Our net sales in the first quarter of 1999 were $396.6 million. We also hold interests in 8 other countries through unconsolidated joint ventures and allied operations, which operate an additional 15 plants. Approximately 60% of our consolidated net sales were from North American operations with the balance coming from the rest of the world.

         We were incorporated in 1997 as a Delaware corporation. In December 1997, Bestfoods, Inc., formerly CPC International Inc., transferred to us its corn refining related businesses. At that time we were a wholly-owned subsidiary of Bestfoods. Effective at midnight on December 31, 1997, Bestfoods distributed all of our common stock that it owned to the holders of its common stock. Since that time, we have operated as an independent company and our common stock is traded on the New York Stock Exchange. Unless the context indicates otherwise, when we speak about our operations prior to January 1, 1998, we are referring to the corn refining business of Bestfoods.


                                 USE OF PROCEEDS

         Unless we state otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of any debt securities for general corporate purposes, including repayment of indebtedness, capital expenditure and investments in business opportunities as they may arise. Pending such use, the net proceeds may be temporarily invested in short-term instruments.



                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of our earnings to our fixed charges for each of the periods indicated is as follows:


                                                Three Months Ended
                                                     March 31,                            Year Ended December 31,
                                                -------------------      ---------------------------------------------------------
                                                  1999        1998       1998      1997        1996        1995         1994
                                                  ----        ----       ----      ----        ----        ----         ----
Ratio of Earnings to Fixed Charges(1).......      3.5x        3.1x       3.8x    1.5x(2)(3)   1.8x(2)    6.3x(2)(3)   8.0x(2)(3)


(1) The ratio of earnings to fixed charges consists of income before extraordinary charges and income taxes and minority interest plus fixed charges minus capitalized interest. Fixed charges consist of interest on debt, amortization of discount on debt, and the interest portion of rental expense on operating leases.

(2) For the purposes of calculating the ratio of earnings to fixed charges for the years 1994, 1995, 1996 and 1997, "income" represents pro forma earnings before extraordinary charges and income taxes plus fixed charges minus capitalized interest. "Fixed charges" consist of pro forma interest on all indebtedness and estimated interest on rentals.

(3) For the years 1994, 1995 and 1997, income excludes restructuring and spin off costs.

                         DESCRIPTION OF DEBT SECURITIES

         We will issue the debt securities under an indenture to be entered into between Corn Products and The Bank of New York, as trustee. We have summarized selected provisions of the indenture below. This is a summary and is not complete. If you would like more information on the provisions of the indenture, you should review the form of indenture which is filed as an exhibit to the registration statement which includes this prospectus.

         In the summary we have included references to article and section numbers of the indenture so that you can easily locate these provisions.

General

         The debt securities will be unsecured and will rank equally with all our unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt securities that we may issue, but the total offering price of the debt securities that may be issued under this prospectus is limited to $600,000,000.

         The indenture permits us to issue debt securities in one or more series. Each series of debt securities may have different terms. The terms of any series of debt securities will be set forth in (or determined in accordance with) a resolution of our Board of Directors or in a supplement to the indenture relating to that series. (Section 2.02)

         A supplement to this prospectus will describe specific terms relating to the series of debt securities being offered. These terms will include some or all of the following:

         -        the title of the series of debt securities;

         -        the total principal amount;

         - the interest rate or rates, if any (which may be fixed or variable), and interest payment dates;

         -        the date or dates of maturity;

         -        whether the series can be redeemed by us or the holder;

         -        whether there will be a sinking fund;

         - the portion of the series of debt securities due upon acceleration of maturity in the event of a default;

         - the denominations in which the debt securities will be issuable if other than denominations of $1,000 and any integral multiple of $1,000;

         -        the form used to evidence ownership of the debt securities;

         -        whether the debt securities are convertible;

         -        the manner of payment of principal and interest;

         - additional offices or agencies for registration of transfer and exchange and for payment of the principal, premium (if any), and interest;

         - whether the debt securities will be registered or unregistered, and the circumstances upon which such debt securities may be exchanged for debt securities issued in a different form (if any);

         - if denominated in a currency other than United States dollars, the currency or composite currency in which the debt securities are to be denominated, or in which payments of the principal, premium (if any), and interest will be made and the circumstances when the currency of payment may be changed (if any);

         - if we or a holder can choose to have the payments of the principal, premium (if any), or interest made in a currency or composite currency other than that in which the debt securities are denominated or payable, how such a choice will be made and how the exchange rate between the two currencies will be determined;

         - if the payments of principal, premium (if any), or interest may be determined with reference to one or more securities issued by us, or another company, or any index how those amounts will be determined;

         -        whether defeasance and discharge provisions will apply; and

         -        any other terms consistent with the indenture.

         Each series of debt securities will be a new issue with no established trading market. There can be no assurance that there will be a liquid trading market for the debt securities.

         We may purchase debt securities at any time in the open market or otherwise. Debt securities we purchase may, in our discretion, be held or resold, canceled or used by us to satisfy any sinking fund or redemption requirements.

         Debt securities bearing no interest or interest at a rate which, at the time of issuance, is below the prevailing market rate may be sold at a substantial discount below their stated principal amount. Special United States federal income tax considerations applicable to any of these discounted debt securities (or to certain other debt securities issued at par which are treated as having been issued at a discount for United States federal income tax purposes) will be described in a prospectus supplement.

FORM AND EXCHANGE OF DEBT SECURITIES

         All of the debt securities will be issued in fully registered form without coupons or in unregistered form with or without coupons. The debt securities may also be issued in the form of one or more temporary or definitive global securities. Registered debt securities which are book-entry securities will be issued as registered global securities.

         Unless otherwise indicated in a prospectus supplement, principal, premium (if any), and interest will be payable, and the debt securities may be registered for transfer or exchange, at the principal corporate trust office of the trustee in New York, New York. At our option, payment of interest on registered debt securities may be made by check or by wire transfer. No service charge will be made for any exchange or registration of transfer of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge. (Sections 2.06, 4.02 and 4.03)

         Unless another depository is identified in a prospectus supplement, debt securities issued in global form will be deposited with the Depository Trust Company, New York, New York or its nominee. This means that we will not issue certificates to each holder. Each global security will be issued to DTC who will keep a computerized record of its participants (for example, your broker) whose clients have purchased debt securities. The participant will then keep a record of its clients who purchased the debt securities. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

         Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own debt securities held by DTC only through a participant.

         The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

         DTC has provided us the following information: DTC is a limited-purpose trust company organized under the New York Banking Law. It is a "banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with it. DTC also records the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for participants' accounts. This eliminates the need to exchange certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

         DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a participant. The rules that apply to DTC and its participants are on file with the SEC.

         DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers.

         Principal and interest payments will be wired to DTC's nominee. We and the trustee will treat DTC's nominee as the owner of the global securities for all purposes. Accordingly, we, the Trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global securities to owners of beneficial interests in the global securities.

         It is DTC's current practice, upon receipt of any payment of principal or interest, to credit participants' accounts on the payment date according to their respective holdings of beneficial interests in the global securities as shown on DTC's records. In addition, it is DTC's current practice to assign any consent or voting rights to participants whose accounts are credited with debt securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be governed by the customary practices between the participants and owners of beneficial interests. An example of this is the holding of securities in "street name". However, payments will be the responsibility of the participants and not of DTC, the trustee or us.

         So long as DTC or its nominee is the registered owner of a global security, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global security for all purposes under the indenture. Except as set forth in the next paragraph, owners of beneficial interests in a global security:

         - will not be entitled to have the debt securities represented by that global security registered in their names;

         - will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

         - will not be considered the owners or holders of the debt securities under the indenture.

         We will issue debt securities of any series then represented by global securities in definitive form in exchange for those global securities if:

         - DTC notifies us that it is unwilling or unable to continue as depositary;

         - DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

         - we decide not to require all of the debt securities of a series to be represented by a global security.

         If we issue debt securities in definitive form in exchange for a global security, an owner of a beneficial interest in the global security will be entitled to have the same amount in debt securities registered in its name and to physical delivery of those debt securities in definitive form. Debt securities issued in definitive form will, except as set forth in the applicable prospectus supplement, be issued in denominations of $1,000 and multiples of $1,000 and will be issued in registered form only, without coupons.

CERTAIN RESTRICTIONS

         The restrictions summarized in this section apply to all debt securities unless a prospectus supplement indicates that they do not. Certain terms used in the following description of these restrictions are defined under the caption "Certain Definitions" at the end of this section.

         Limitations on Secured Debt. The debt securities will not be secured. If we incur debt secured by an interest on Principal Property (including Capital Stock or indebtedness of any Subsidiary), we are required to secure the then outstanding debt securities equally and ratably with (or prior to) our secured debt.

         The indenture permits us to create certain liens ("Permitted Encumbrances") without securing the debt securities. Among the Permitted Encumbrances are:

         - liens existing at the time of acquisition of the affected property or purchase money liens incurred within 270 days after acquisition of the property;

         - liens affecting property of a corporation existing at the time it becomes a Subsidiary or at the time it is merged into or consolidated with or purchased by us or a Subsidiary;

         -        liens existing on the date of the indenture;

         - certain liens in connection with legal proceedings and government contracts and certain deposits or liens made to comply with government contracts or statutes;

         - certain statutory liens or similar liens arising in the ordinary course of business;

         -        liens for certain judgments and awards; and

         - certain extensions, renewals or replacements of any liens referred to above.

         Limitations on Sale and Lease-Back Transactions. We and our Tax Consolidated Subsidiaries may not sell or transfer any Principal Property with the intention of entering into a lease of such facility (except for temporary leases of a term, including renewals, not exceeding five years) unless any one of the following is true:

         - the transaction is to finance the purchase price of property acquired or constructed by us;

         - the transaction involves the property of someone with whom we are merging;

         -        the transaction is with a governmental entity;

         - the transaction is an extension, renewal or replacement of one of the items listed above; or

         - within 120 days after the effective date of such transaction, we repay our Funded Debt or purchase other property in an amount equal to the greater of (1) the net proceeds of the sale of the property leased in such transaction or (2) the fair value, in the opinion of our board of directors, of the leased property at the time of such transaction. (Section 4.07)

         Exempted Indebtedness. Notwithstanding the limitations on secured debt and sale and lease-back transactions, we may issue, assume, or guarantee indebtedness secured by a lien or other encumbrance without securing the debt securities, or may enter into sale and lease-back transactions without retiring funded debt, or enter into a combination of such transactions, if the sum of the principal amount of all such indebtedness and the aggregate value of all such sale and lease-back transactions does not at any such time exceed 10% of our Consolidated Net Tangible Assets. (Sections 4.06 and 4.07)

         Merger, Consolidation and Sale of Assets. We may not consolidate or merge with or into any other corporation, or sell, lease or transfer all or substantially all of our assets to any other entity, unless:

         - we survive the merger or consolidation or the surviving or successor corporation is a United States, United Kingdom, Italian, French, German, Japanese or Canadian corporation which assumes all of our obligations under the debt securities and under the indenture; and

         - after giving effect to the merger, consolidation, sale, lease or transfer, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default under the indenture shall have occurred and be continuing. (Section 11.01)

         If we sell or transfer substantially all our assets and the purchaser assumes our obligations under the indenture, we will be discharged from all obligations under the indenture and the debt securities. (Section 11.02)

CERTAIN DEFINITIONS

         Set forth below is a summary of certain defined terms as used in the indenture. See Article One of the indenture for the full definition of all such terms.

         "Capitalized Rent" means the present value (discounted semi-annually at a discount rate equal to the weighted average rate of interest borne by the debt securities then outstanding) of the total net amount of rent payable for the remaining term of any lease of property by us (including any period for which such lease has been extended), that resulted from a sale and leaseback transaction. The total net amount of rent payable under any lease for any period shall be the total amount of the rent payable by the lessee with respect to such period but shall not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, sewer rates and similar charges.

         "Capital Stock" means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

         "Consolidated Net Tangible Assets" means the aggregate amount of all assets (less depreciation, valuation and other reserves and items deductible therefrom under generally accepted accounting principles) after deducting (a) all goodwill, patents, trademarks and other like intangibles and (b) all current liabilities (excluding any current liabilities that are extendible or renewable at our option for a time more than twelve months from the time of the calculation, as shown on our most recent consolidated quarterly balance sheet.

         "Funded Debt" means any Indebtedness maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Indebtedness is included in current liabilities).

         "Indebtedness" means with respect to any person (i) any liability of such person (a) for borrowed money, or (b) evidenced by a bond, note, debenture or similar instrument (including purchase money obligations but excluding trade payables), or (c) for the payment of money relating to a lease that is required to be classified as a capitalized lease obligation in accordance with generally accepted accounting principles; (ii) any liability of others described in the preceding clause (i) that such person has guaranteed, that is recourse to such person or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (i) and (ii) above.

         "Principal Property" means any manufacturing plant or warehouse owned or leased by us or one of our Subsidiaries located within the United States, the gross book value of which exceeds three percent of Consolidated Net Tangible Assets, other than manufacturing plants and warehouses that are financed by a governmental entity or that, in the opinion of our board of directors, is not of material importance to the business conducted by us and our Tax Consolidated Subsidiaries, taken as a whole.

         "Subsidiary" means any corporation of which we control at least a majority of the outstanding stock capable of electing a majority of the directors of such corporation. In this context, control means that we or our Subsidiaries own the stock, or that we or our subsidiaries have the power to direct the voting of the stock, or any combination of these items so long as we have the ability to elect a majority of the directors.

         "Tax Consolidated Subsidiary" means a Subsidiary with which we would be entitled to file a consolidated federal income tax return.

         "Government Obligations" with respect to any series of debt securities means direct noncallable obligations of the government which issued the currency in which the debt securities of that series are denominated or noncallable obligations the payment of the principal of and interest on which is fully guaranteed by such government and which, in either case, are full faith and credit obligations of such government.

EVENTS OF DEFAULT

         Under the indenture, "Event of Default" means, with respect to any series of debt securities (Section 6.01):

         - failure to pay interest that continues for 30 days after payment is due;

         -        failure to make any principal or premium payment when due;

         - default in the deposit of any sinking fund payment in respect of the debt securities of such series;

         - failure to comply with any of our other agreements contained in the indenture or in the debt securities for 90 days after the trustee notifies us of such failure (or the holders of at least 25% in principal amount of the outstanding debt securities affected by such failure notify us and the trustee);

         - failure to pay any principal, premium or interest on any of our Indebtedness which is outstanding in a principal amount of at least $25 million in the aggregate (excluding Indebtedness evidenced by the debt securities or otherwise arising under the indenture), and the continuation of such failure after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or

                  - the occurrence or existence of any other event or condition under any agreement or instrument relating to any such Indebtedness that continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness, or

                  - the declaration that any such Indebtedness is due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or the requirement that an offer to prepay, redeem, purchase or defease such Indebtedness be made, in each case prior to the stated maturity thereof;

         - certain events of bankruptcy, insolvency or reorganization involving us; or

         - any other event of default described in the prospectus supplement.

         In general, the trustee must give both us and you notice of a default for the securities you hold. The trustee may withhold notice to you (except defaults as to payment of principal, premium or interest) if it determines that the withholding of such notice is in the best interest of the holders affected by the default. (Section 7.02)

         If a default is caused because we fail to comply with any of our agreements contained in the indenture or in the debt securities, either the trustee or the holders of at least 25% principal amount of the debt securities affected by the default may require us to immediately repay the principal and accrued interest on the affected series. (Section 6.02)

         The trustee may refuse to exercise any of its rights or powers under the indenture unless it first receives satisfactory security or indemnity. (Sections 7.01 and 7.03) Subject to certain limitations specified in the indenture, the holders of a majority in principal amount of the then outstanding debt securities of an affected series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of the affected series. (Section 6.12)

MODIFICATION OF THE INDENTURE

         With the consent of the holders of at least a majority of the principal amount of a series of the debt securities outstanding, we may change the indenture or enter into a supplemental indenture that will then be binding upon that series. However, no changes may be made in this way to any of the following terms (Section 10.02):

         -        maturity;

         -        payment of principal or interest;

         -        the currency of the debt;

         -        the premium (if any) payable upon redemption;

         -        the amount to be paid upon acceleration of maturity; or

         -        reducing the percentage required for changes to the indenture.

In addition, we may modify the indenture without the consent of the holders to, among other things:

         -        add covenants;

         - change or eliminate provisions of the indenture so long as such changes do not adversely affect current holders; and

         -        cure any ambiguity or correct defective provisions.

DISCHARGE OF THE INDENTURE

         We will be discharged from certain of our obligations relating to the outstanding debt securities of a series if we deposit with the trustee money or government obligations sufficient for payment of all principal and interest on those debt securities, when due. However, our obligation to pay the principal of and interest on those debt securities will continue.

         We may discharge obligations as described in the preceding paragraph only if, among other things, we have received an opinion of counsel stating that holders of debt securities of the relevant series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and discharge which will be any different than if the deposit and discharge had not occurred.

REGARDING THE TRUSTEE

         The Bank of New York is one of a number of banks with which we maintain ordinary banking relationships and from which we have obtained credit facilities and lines of credit.


                              PLAN OF DISTRIBUTION

         Corn Products may sell the debt securities through underwriters, dealers, agents or directly to other purchasers. Debt securities also may be sold by underwriters directly to other purchasers or through other dealers, who may receive compensation from the underwriters in the form of discounts, concessions or commissions.

         If underwriters are used in the sale, the debt securities will be sold to the underwriters for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. Any initial public offering price and any discounts or concessions allowed or repaid to dealers may be changed from time to time.

         We also may designate dealers, acting as our agents, to offer and sell debt securities upon certain terms and conditions. We may also sell debt securities directly to purchasers, without the use of underwriters, dealers or agents.

         Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale if the offered debt securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents and describe their compensation from us in a supplement to the prospectus.

         There can be no guarantee that the debt securities will be listed on a national securities exchange or that, if listed, the listing will continue until the maturity of the debt securities. Also, certain broker-dealers may make a market in the debt securities, but they will not be obligated to do so and may discontinue any market making at any time and without any notice to you. Further, no assurances can be given that any broker-dealer will make a market in the debt securities or that any market for the debt securities will be reasonably liquid or broad. If we know that the debt securities will be listed on an exchange or that a broker-dealer will make a market in the debt securities, we will include that information in the prospectus supplement.

         We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. We also may contribute to payments that the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of business.


                                  LEGAL MATTERS

         Unless otherwise indicated in a prospectus supplement, the validity of the debt securities is being passed upon for us by Marcia E. Doane, Esq., our Vice President, General Counsel and Corporate Secretary and by Sidley & Austin, One First National Plaza, Chicago, Illinois 60603. Ms. Doane is a full-time employee of Corn Products and, as of June 30, 1999, owned 1,094 shares of common stock, held 7,100 shares of restricted common stock and held options to acquire an additional 51,000 shares of common stock.


                                     EXPERTS

         Our consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by KPMG LLP, independent certified public accountants, as set forth in their report in that Annual Report. We are incorporating those consolidated financial statements into this prospectus by reference in reliance on the authority of KPMG LLP as experts in accounting and auditing.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The fees and expenses incurred by us in connection with the registration of the debt securities are estimated to be as follows:

Registration statement filing fee                        $166,800*
Accounting fees                                            50,000
Legal fees and expenses                                    75,000
Printing expenses                                          10,000
Trustee's fees                                             10,000
Rating Agency fees                                        400,000
Blue Sky fees and legal investment expenses                15,000
Miscellaneous                                              50,000
                                                         --------
TOTAL                                                    $766,800
                                                         ========
------------------------------
* Actual, all others estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Corn Products is a Delaware corporation. Section 145 of the General Corporation Law of the State of Delaware generally provides that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer. They are entitled to indemnification only if they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation. Further, if a director or officer is involved in a criminal proceeding, they must have had no reasonable cause to believe that their conduct was unlawful. In no case, however, can indemnification be granted if the director or officer is found by the court to be liable to the corporation, unless the court also decides that indemnification is proper. In such cases, the indemnification may be made by us only if our stockholders or disinterested directors decide that indemnification is proper in such a situation.

         Article VII of our Amended By-Laws entitles our officers, directors and controlling persons to indemnification to the full extent permitted by Delaware law. This includes the advancing of expenses for such people to defend themselves before a final judgment is made.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been informed that the SEC believes that such indemnification is against public policy and is therefore unenforceable.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.         DESCRIPTION OF DOCUMENT
-------       -----------------------

1.1           Form of Underwriting Agreement *

1.2           Form of Distribution Agreement *

4.1 Indenture dated as of _______, 1999 between the Company and The Bank of New York*

4.2           Form of Debt Security *

5.1 Opinion and Consent of Marcia E. Doane as to the validity of the debt securities*

12.1          Statements re computation of ratios

23.1          Consent of Independent Public Accountants

23.2          Consent of Marcia E. Doane (included in Exhibit 5.1) *

24.1          Powers of Attorney

25.1          Statement of Eligibility and Qualification of the Trustee on Form
              T-1*

-----------------
* To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K under the Securities Act of 1933.

ITEM 17.  UNDERTAKINGS

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished by the registrants pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (d) The undersigned registrants hereby undertake to file, if necessary, an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended, in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of such Act.

         (e)   The undersigned registrants hereby undertake that:

               (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Corn Products International Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bedford Park, State of Illinois on this 21st day of July, 1999.



                                   CORN PRODUCTS INTERNATIONAL, INC.



                                   By:    /s/ KONRAD SCHLATTER
                                       -------------------------------
                                           Konrad Schlatter
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 21, 1999.


      SIGNATURE                           TITLE(S)
      ---------                           --------


     /s/ KONRAD SCHLATTER                 Chairman, Chief Executive Officer
----------------------------------        and Director
     Konrad Schlatter


     /s/ SAMUEL C. SCOTT                  President, Chief Operating Officer
----------------------------------        and Director
     Samuel C. Scott


     /s/ JAMES W. RIPLEY                  Vice President - Finance and
----------------------------------        Chief Financial Officer (principal
     James W. Ripley                      financial and accounting officer)



                *                         Director
----------------------------------
     Ignacio Aranguren-Castiello


                *                         Director
----------------------------------
     Alfred C. DeCrane, Jr.

               *                             Director
----------------------------------
       William C. Ferguson


               *                             Director
----------------------------------
       Guenther E. Greiner


               *                             Director
----------------------------------
       Ronald M. Gross


               *                             Director
----------------------------------
       Richard G. Holder


               *                             Director
----------------------------------
       Bernard H. Kastory


               *                             Director
----------------------------------
       William S. Norman


               *                             Director
----------------------------------
       Clifford B. Storms



*  By: /s/ Cheryl K. Beebe
       -------------------------
           Attorney-in-Fact

                                  EXHIBIT INDEX

EXHIBIT
  NO.       DESCRIPTION OF DOCUMENT
  ---       -----------------------

1.1         Form of Underwriting Agreement *

1.2         Form of Distribution Agreement *

4.1 Indenture dated as of _______, 1999 between the Company and The Bank of New York*

4.2         Form of Debt Security *

5.1 Opinion and Consent of Marcia E. Doane as to the validity of the debt securities*

12.1        Statements re computation of ratios

23.1        Consent of Independent Public Accountants

23.2        Consent of Marcia E. Doane (included in Exhibit 5.1) *

24.1        Powers of Attorney

25.1        Statement of Eligibility and Qualification of the Trustee on Form
            T-1*

----------------
* To be filed by amendment or by a report on Form 8-K pursuant to Item 601 of Regulation S-K under the Securities Act of 1933.